UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2014

LIBERTY PROPERTY TRUST

LIBERTY PROPERTY LIMITED PARTNERSHIP

(Exact name of registrant specified in its charter)

Maryland Pennsylvania	1-13130 1-13132	23-7768996 23-2766549
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Chesterfield Parkway Malvern, PA	19355
(Address of principal executive offices)	(Zip Code)

Registrants’ telephone, including area code: (610) 648-1700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 1.01                                           Entry Into a Material Definitive Agreement.

On June 30, 2014, Liberty Property Limited Partnership (“Liberty”) and Comcast Corporation (“Comcast”) entered into the Amended and Restated Limited Liability Company Operating Agreement (the “Operating Agreement”) of 18A LLC (the “Office Company”). The Office Company had previously been formed by Comcast as the sole member.  The Office Company owns, through its wholly owned subsidiaries, all of the debt and equity interests in Liberty Property 18th & Arch, LP (the “Operating Partnership”).

Also on June 30, 2014, Comcast and Liberty Property Development Company IV-S, LLC (“Development IV-S”), a wholly owned subsidiary of Liberty, entered into a Limited Liability Company Operating Agreement (the “Hotel Operating Agreement”) of 18A Hotel LLC (the “Hotel Company” and together with the Office Company, the “Companies”).  Each of the Companies is 80% percent owned by Comcast and 20% by Liberty.

The Companies were formed for the purpose of developing and owning the Comcast Innovation & Technology Center (the “Center”) located on the 1800 block of Arch Street in Philadelphia, Pennsylvania (the “Property”) as part of a trophy-class mixed-use development (the “Project”).  The 59-story Center will include 1.334 million square feet of rentable office space and a 222-room Four Seasons Hotel (the “Hotel”).  The Project is expected to be completed during the first quarter of 2018.  Project costs for the development of the Project, exclusive of tenant-funded interior improvements, are anticipated to be approximately $933 million, of which $40 million represents public assistance in the form of grants from the Commonwealth of Pennsylvania and the City of Philadelphia for funding of infrastructure improvements and public spaces.  Liberty’s investment in the project is expected to be approximately $185 million.

The Property is a condominium under the Pennsylvania Uniform Condominium Act and comprises an office unit consisting of the proposed office and retail space, the parking area and a majority interest in the common elements (the “Office Unit”), a hotel unit consisting of the Hotel and a minority interest in the common elements (the “Hotel Unit”), and a public unit consisting of the underground pedestrian concourse and certain infrastructure, utility and related improvements, together with a de minimis interest in the common elements.  The Operating Partnership has conveyed the Hotel Unit to a wholly owned subsidiary of the Hotel Company (the “Hotel Owner”).

Comcast has signed a 20-year lease for 982,275 square feet, or approximately 74% of the office space in the Office Unit.  Liberty will manage and lease the Office Unit and Four Seasons Hotels Limited will manage the Hotel.

The Operating Agreement contains terms and provisions governing the capital contributions to be made to the Office Company and also various provisions regarding the management of the Office Company.  The Operating Agreement provides that Liberty has the right to put its interests in the Office Company to Comcast, and that Comcast has the right to call Liberty’s interests in the Office Company, in both cases for a purchase price equal to the fair market value of the property, upon the occurrence of certain events specified in the Operating Agreement.  Both the put and call right may, if exercised, be deferred by the receiving party under certain circumstances.  Subject to a right of first offer in favor of the other member, each member has the right to sell all, but not a portion, of their membership interests in the Office Company to a third-party after the seventh anniversary of the final occupancy date of the portion of the Office Unit occupied by Comcast.

The Hotel Operating Agreement contains terms and provisions governing the capital contributions to be made to the Hotel Company and also various provisions regarding the management of the Hotel Company.  The Hotel Operating Agreement provides that Development IV-S has the right to put its interests in the Hotel Company to Comcast, and that Comcast has the right to call Development IV-S’s interests in the Hotel Company, in both cases for a purchase price equal to fair market value, upon the occurrence of certain events specified in the Hotel Operating Agreement.  Both the put and call right may, if exercised, be deferred by the receiving party under certain circumstances.  Subject to a right of first offer in favor of the other member, each member has the right to sell all, but not a portion, of their membership interests in the Hotel Company to a third-party after the seventh anniversary of the final occupancy date of the portion of the Office Unit occupied by Comcast.

In connection with entering into the Operating Agreement and the Hotel Operating Agreement, the Operating Partnership, the Hotel Owner and Liberty entered into a Development Agreement, dated June 30, 2014 (the “Development Agreement”), pursuant to which Liberty agrees to develop the Project.  The Development Agreement sets forth the fees payable to Liberty and the responsibilities of Liberty with respect to the development of the Project, and also contains provisions pursuant to which Liberty guarantees, among other things, the timely lien-free completion of construction of the Property, the payment, subject to certain exceptions, of any cost overruns associated with the construction of the Project and the payment and performance of other obligations and undertakings described in the Development Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY PROPERTY TRUST

	By:	/s/ Herman C. Fala
		Name:	Herman C. Fala
		Title:	Secretary and General Counsel

LIBERTY PROPERTY
LIMITED PARTNERSHIP

	By:	Liberty Property Trust, its sole
General Partner

	By:	/s/ Herman C. Fala
		Name:	Herman C. Fala
		Title:	Secretary and General Counsel

Dated: July 3, 2014